Exhibit 99.1
First Quarter 2011 Earnings
April 28, 2011
Annual Shareholder Meeting
May 3, 2011 at 5:00 p.m.
Comfort Inn & Suites Conference Center
2424 S. Mission St., Mt. Pleasant
Dear Shareholder,
I am pleased to announce Isabella Bank Corporation’s first quarter net income in 2011 was $2.32 million, a 14.48% increase when compared to the first quarter of 2010. On March 31, 2011, the Corporation paid a cash dividend of $0.19 per share and, based on the Corporation’s average stock price of $18.07 for the month of March 2011, the annualized dividend yield was 4.21%.
Our community bank heritage has served us well in these challenging economic times and we work hard each day to continue that tradition. Our team concentrates on growing within our markets, managing operational efficiencies, and minimizing loan delinquencies so that we can continue to serve the banking needs of our local communities in the same way we have for over 100 years. Here are a few of our financial highlights from the first quarter of 2011:
•	We continue to experience growth. As of March 31, 2011, the Corporation’s total assets were $1.26 billion, a 2.97% increase when compared to December 31, 2010. Assets under management, which includes loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.88 billion.

•	Our asset quality continues to improve. As of March 31, 2011, the Corporation had a relatively low percentage of total assets classified as “nonperforming” (0.66%). This is a 23.26% decrease compared to first quarter 2010.

•	We are well capitalized. The Corporation’s risk based capital to risk adjusted total assets ratio was 13.78% as of March 31, 2011, which is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
Just as we strive to offer quality products and services for our customers, we also focus on ways that we can improve the resources for our shareholders. We have recently made several improvements to our investor relations website including the addition of a search feature, the ability to view the website in a mobile friendly format, and links which allow you to easily share information from the site with others. In June, we will also be introducing a new look for our quarterly shareholder statements. These statements will provide you with more detail about your Isabella Bank Corporation (ISBA) investment while presenting it in a format that is easy to read. We hope you enjoy these new resources.
As I close, I would like to thank you for your support and faith in Isabella Bank. I look forward to seeing you at the upcoming Shareholder Meeting and, if you have any questions or concerns, please feel free to email me at rbarz@isabellabank.com or call me directly at (989) 779-6305.
Richard J. Barz, CEO
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarter ended March 31, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.